                                                                    EXHIBIT 19.1

                                  [WIPRO LOGO]




    FOR IMMEDIATE RELEASE

    Results for the Quarter ended September 2002 under Consolidated Indian GAAP

           WIPRO'S REVENUE UP 21%; STRONG VOLUME GROWTH IN IT SERVICES

    BANGALORE, OCTOBER 18 2002 --Wipro Limited today announced its audited results approved by the Board of Directors for the quarter ended September 2002.

    HIGHLIGHTS OF RESULTS:

    - Revenue for the quarter was Rs. 10.6 billion, an increase of 21% year on year and Profit After Tax for the quarter was Rs. 2.2 billion, an increase of 2% year on year. Revenue(1) from continuing operations for the six-month period was Rs. 19.9 billion, an increase of 21% year on year. Profit After Tax(2) for the six-month period was Rs.4.0 billion.

    - Wipro Technologies Revenue for the quarter increased 19% year on year to Rs.6.8 billion.

    - Wipro Technologies Profit Before Interest and Tax (PBIT) at Rs.2 billion was 30% of Revenue.

    - 30 new customers added in Global IT Services during the quarter, including seven that are on the Fortune 1000 list.

    - Wipro Spectramind recorded Revenue of Rs. 421 million and PBIT of Rs. 87 million at 21% of Revenue.

    OUTLOOK FOR THE QUARTER ENDING DECEMBER 2002

    AZIM PREMJI, CHAIRMAN OF WIPRO COMMENTING ON THE RESULTS SAID, "A CHALLENGING GLOBAL BUSINESS ENVIRONMENT HAS MADE INDIA-BASED OFFSHORE INITIATIVES A KEY PRIORITY FOR GLOBAL CORPORATIONS. WIPRO IS WELL POSITIONED TO TAKE ADVANTAGE OF THIS OPPORTUNITY WITH ITS WIDE RANGE OF OFFSHORE SERVICES OFFERINGS FOR ENTERPRISE CLIENTS AND ITS DEPTH OF R&D SKILLS FOR THE TECHNOLOGY CLIENTS. WE SHOULD SEE THE MOMENTUM IN VOLUME GROWTH OF THE LAST TWO QUARTERS CONTINUE. FOR THE QUARTER ENDING DECEMBER 2002, WE ESTIMATE THE REVENUE IN OUR GLOBAL IT SERVICES BUSINESS TO BE APPROXIMATELY AT $152 MILLION, IN WIPRO SPECTRAMIND TO BE APPROXIMATELY AT $12.5 MILLION AND IN HEALTHCARE AND LIFE SCIENCE BUSINESS AT APPROXIMATELY $3.5 MILLION."

    VIVEK PAUL, VICE CHAIRMAN AND CEO OF WIPRO TECHNOLOGIES, OUR GLOBAL IT BUSINESS, ADDED, "THE SEQUENTIAL REVENUE GROWTH OF 11% IN DOLLAR TERMS WAS PRIMARILY DRIVEN BY A 12% GROWTH IN VOLUME. WE SEE PRICING PRESSURES FLATTENING. BUSINESS TRACTION CONTINUES FROM BOTH NEW AS WELL AS EXISTING CLIENTS. WE ACQUIRED 30 NEW CLIENTS, SEVEN OF WHOM WERE IN THE FORTUNE 1000 LIST, AND WON TWO ORDERS FOR TOTAL PRODUCT OWNERSHIP FROM OUR EXISTING R&D CLIENTS DURING THE QUARTER. THE INTEGRATION OF WIPRO SPECTRAMIND IS ON PLAN AND THE RESULTS OF THE COMBINED OFFERINGS ARE ALREADY VISIBLE IN THE CLIENT TRACTION WE SEE IN THE MARKET PLACE. DURING THE QUARTER WIPRO SPECTRAMIND HAS SIGNED LETTERS OF INTENT WITH FOUR NEW CLIENTS, INCLUDING ONE FOR BUSINESS PROCESS OUTSOURCING."

    --------

    (1) Excluding Revenues of Rs. 38 million for the s ix-months ended September 2002 from discontinued ISP business. Corresponding Revenue for the six-months ended September 30, 2001 was Rs. 310 million

    (2) Excluding loss (net of tax) of Rs. 394 million for the six-month period ended September 2002 pertaining to discontinued ISP business which includes loss from operations (net of tax) of Rs. 106 million (previous period - Rs.33 million) and loss on write off of assets and exit costs of Rs. 288 million of the discontinued business

    WIPRO LIMITED

    Revenues for the quarter ended September 30, 2002, were Rs.10.6 billion, a growth of 21% year on year. Profit After Tax was Rs. 2.2 billion, representing an increase of 2% over Profit After Tax for the same period last year. Revenues(1) for the six-months ended September 30, 2002, were Rs.19.9 billion, representing a 21% increase over the previous year. Profit after Tax(2) for the six-month period was Rs. 4.0 billion.

    WIPRO TECHNOLOGIES -- OUR GLOBAL IT BUSINESS

    Wipro Technologies accounted for 64% of the Revenue and 85% of the PBIT for the quarter ended September 30, 2002. Wipro Technologies grew its Revenue by 19% year on year to Rs. 6.8 billion and PBIT by 6% to Rs. 2.0 billion.

    Operating Margin to Revenue was 30%, a decline of 1% sequentially and 4% year on year. Sequentially, increase in utilization of IT professionals by 1% to 67% was partially offset by price realization decline of 2.7% for offshore projects and 0.1% for onsite projects. Year on year, increase in IT professional utilization by 7% to 67% was offset by decrease in price realizations of 7.2% for Offshore projects and 8.6% for Onsite projects.

    For the quarter ended September 30, 2002, the Enterprise Solutions practice contributed 60% of Revenue while the R&D Services practice the balance 40%. The proportion of Global IT Services Revenues from North America increased to 65% during the quarter from 55% a year ago. Correspondingly, the proportion of Revenue from Europe declined to 29% from 39% for the quarter ended September 30, 2001. Japan contributed 6% for the quarter ended September 30, 2002.

    Our largest customer, top 5 and top 10 customers accounted for 8%, 25% and 39%, respectively, of our Global IT Services Revenue for the quarter ended September 30, 2002, as compared to 8%, 30% and 44% of our Global IT Services Revenue for the quarter ended September 30, 2001. 30 new clients were added in the quarter ended September 30, 2002, of which 7 customers are represented on the Fortune 1000 companies list. New customers added in current fiscal year contributed 6% of total Revenue for the quarter ended September 30, 2002.

    Customers with annual Revenue run rate of $1 million and above increased to 93 in the quarter ended September 30, 2002, up from 81 in the quarter ended September 30, 2001. Customers with annual Revenue run rate of $5 million and above increased to 27 in the quarter ended September 30, 2002, up from 24 in the quarter ended September 30, 2001.

    Offshore Revenue for the quarter was 48% of services Revenue, the same proportion as for the quarter ended September 30, 2001. Fixed Price projects were at 34% of the Revenue for the quarter, up from 27% for the quarter ended September 2001.

    Gross recruitment for the quarter was 1270 employees. We had 11,298 employees as of September 30, 2002, which represents an increase of 753 employees from June 30, 2002.

-------------

    (1) Excluding Revenues of Rs. 38 million for the six-months ended September 2002 from discontinued ISP business. Corresponding Revenue for the six-months ended September 30, 2001 was Rs. 310 million

    (2) Excluding loss (net of tax) of Rs. 394 million for the six-month period ended September 2002 pertaining to discontinued ISP business which includes loss from operations (net of tax) of Rs. 106 million (previous period - Rs.33 million) and loss on write off of assets and exit costs of Rs. 288 million of the discontinued business

    WIPRO SPECTRAMIND -- OUR IT ENABLED SERVICES BUSINESS

    After the acquisition of majority stake by Wipro, the results of Spectramind e-Services Pvt. Ltd. are now consolidated with that of Wipro Limited effective July 1, 2002, and it is being reported as a separate business segment -- IT Enabled Services (Wipro Spectramind). During the quarter, Wipro Spectramind signed Letter of Intent with 4 new customers. The number of active customers during the quarter was 8 as compared to 7 for the quarter ended June 30, 2002. The total number of employees was 3198 as on September 30, 2002, an increase of 460 employees from June 30, 2002.

    Wipro Spectramind recorded Revenue of Rs. 421 million with PBIT of Rs. 87 million. PBIT to Revenue was 21% for the quarter.

    WIPRO HEALTHCARE AND LIFE SCIENCE BUSINESS

    For the quarter ended September 30, 2002, Wipro Healthcare and Life Science business segment recorded Revenue of Rs. 248 million and achieved break-even. IT-related services to global clients accounted for 32% of Revenue and 21% of Revenue was contributed by Wipro Healthcare IT Ltd. (formerly GE Medical Systems IT Pvt. Ltd). The balance 47% of Revenue is from products and services relating to medical and diagnostic equipments in India.

    WIPRO INFOTECH -- OUR INDIA & ASIA PACIFIC IT SERVICES & PRODUCTS BUSINESS

    Wipro Infotech recorded Revenues of Rs 2.2 billion and Profit before Interest and Tax of Rs 118 Million for the quarter. For the six-month period ended September 30, 2002, Revenues were Rs 4.1 billion and Profit before Interest and Tax was Rs 205 Million.

    Services Revenue was 25% of the total Revenue for the quarter ended September 30, 2002. The value added services (excluding agency income and product component from system integration) grew by 27% year on year. In Software Services, our wins include an ERP implementation order from Riyadh Pharma, a leading pharmaceutical corporation in Saudi Arabia. In infrastructure management services, our wins include a contract from Dubai Municipality for providing IT operations management services. Colgate Palmolive India chose Wipro Infotech as its technology partner and signed a long-term services contract.

    During the quarter, Wipro Infotech won customer recognition as the IT brand of the year by PC Quest in its User's Choice survey. Wipro Infotech also received recognition from its principals -- Gold Partner Certification from Cisco Systems and Sunshine Award in the Diamond Category for South Asia from Sun Microsystems. Products Revenues grew 19% year on year, contributed by growth in the Enterprise server and storage products

    WIPRO CONSUMER CARE & LIGHTING

    Wipro Consumer Care and Lighting business recorded Revenue of Rs. 735 million with PBIT of Rs. 110 million contributing 7% of total Revenue and 5% of the Profit before Interest and Taxes for the quarter. PBIT to Revenue was 15% for the quarter.

    WIPRO LIMITED

    For the quarter ended September 30, 2002, the Return on Capital Employed in Wipro Technologies was 90%, Wipro Infotech was 33% and Consumer Care and Lighting was 66%. At the Company level, the Return on Capital Employed was 31%, lower due to inclusion of cash and cash equivalents of Rs. 14 billion in Capital Employed (46% of Capital Employed).

    FOR WIPRO LIMITED, PROFIT AFTER TAX FROM CONTINUING OPERATIONS COMPUTED IN ACCORDANCE WITH US GAAP FOR THE QUARTER ENDED SEPTEMBER 2002 WAS RS. 2.13 BILLION, AN INCREASE OF 3% OVER THE PROFITS FOR THE CORRESPONDING QUARTER ENDED SEPTEMBER 2001. THE NET DIFFERENCE BETWEEN PROFITS COMPUTED IN ACCORDANCE WITH INDIAN GAAP AND US GAAP IS PRIMARILY DUE TO DIFFERENT REVENUE RECOGNITION STANDARDS, AMORTIZATION OF INTANGIBLES ARISING FROM ACQUISITION AND ACCOUNTING FOR DEFERRED STOCK COMPENSATION EXPENSES.

    QUARTERLY CONFERENCE CALL

    Wipro will hold conference calls today at 11:45 AM Indian Standard Time (2:15 AM Eastern Time) and at 7:00 PM Indian Standard Time (9:30 AM Eastern) to discuss the company's performance for the quarter and answer questions sent to email ID: Lakshminarayana.lan@wipro.com. An audio recording of the management discussions and the question and answer session will be available online and will be accessible in the Investor Relations section of the company website at www.wipro.com shortly after the live broadcast.

    US GAAP FINANCIALS ON WEBSITE

    CONDENSED FINANCIAL STATEMENTS OF WIPRO LIMITED COMPUTED UNDER THE US GAAP ALONG WITH INDIVIDUAL BUSINESS SEGMENT REPORTS ARE AVAILABLE IN THE INVESTOR RELATIONS SECTION AT www.wipro.com.

    CONTACT FOR INVESTOR RELATION              CONTACT FOR MEDIA & PRESS
    K R Lakshminarayana                        Vijay K Gupta
    Manager - Treasury                         Vice President -Corporate
    Phone:  ++91-80-844-0079                   Communications
    Fax:    ++91-80-844-0051                   ++91-80-844-0076
    lakshminarayana.lan@wipro.com              ++91-80-844-0350
                                               vijayk.gupta@wipro.com

    FORWARD LOOKING AND CAUTIONARY STATEMENTS

    Certain statements in this release concerning our future growth prospects and our ability to successfully complete and integrate potential acquisitions are forward looking statements, which involve a number of risks, and uncertainties that could cause actual results to differ materially from those in such forward looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding our ability to integrate and manage acquired IT professionals, our ability to integrate acquired assets in a cost effective and timely manner, fluctuations in earnings, our ability to manage growth, intense competition in IT services including those factors which may affect our cost advantage, wage increases in India, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, restrictions on immigration, our ability to manage our international operations, reduced demand for technology in our key focus areas, disruptions in telecommunication networks, , liability for damages on our service contracts, the success of the companies in which Wipro has made strategic investments, withdrawal of fiscal governmental incentives, political instability, legal restrictions on raising capital or acquiring companies outside India, unauthorized use of our intellectual property and general economic conditions affecting our industry. Additional risks that could affect our future operating results are more fully described in our filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov. Wipro may, from time to time, make additional written and oral forward looking statements, including statements contained in the company's filings with the Securities and Exchange Commission and our reports to shareholders. Wipro does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the company.

                                                                                    (IN RUPESS MILLIONS)
----------------------------------------------------------------------------------------------------------------
                                         WIPRO LIMITED -- CONSOLIDATED
         AUDITED SEGMENT WISE BUSINESS PERFORMANCE FOR THE THREE MONTHS PERIOD ENDED SEPTEMBER 30, 2002
----------------------------------------------------------------------------------------------------------------
                                                                      INDIA &                 WIPRO
                                               GLOBAL IT  IT          ASIAPAC    CONSUMER   HEALTHCARE
                                               SERVICES & ENABLED   IT SERVICES    CARE      & LIFE
                                                PRODUCTS  SERVICES  & PRODUCTS   LIGHTING   SCIENCES    OTHERS
----------------------------------------------------------------------------------------------------------------
REVENUE
External Sales & Services                       6,791      421        2,156       735         248        270
Internal Sales & Services                           -        -           46         -           -        (46)
TOTAL                                           6,791      421        2,202       735         248        224
GROWTH IN REVENUES                                 19%                   17%       (5%)        82%
% of total revenues                                64%       4%          21%        7%          2%         2%
PROFIT BEFORE INTEREST AND TAX (PBIT)           2,042       87          118       110           0         33
GROWTH IN PBIT                                      6%                   (9%)       0%          -          -
% of total PBIT                                    85%       4%           5%        5%          0%         1%
OPERATING MARGINS                                  30%      21%           5%       15%          -          -
Interest income (net of interest
 expense Rs.6 mn)
PROFIT BEFORE TAX
Income Tax expense
PROFIT BEFORE EXTRAORDINARY ITEMS
GROWTH
Discontinuance of ISP business  (refer note 9)
PROFIT BEFORE EQUITY IN EARNINGS / (LOSSES) OF
 AFFILIATES & MINORITY INTEREST
Equity in earnings affiliates
Minority interest
PROFIT AFTER TAX

GROWTH
OTHER INFORMATION
Net fixed assets                                4,549      598          348       413          31        932
Trade receivables                               4,560      336        2,226       149         252        142
Cash balances/Investments                       1,072      109           83       176          31     12,933
Other assets                                    2,047      133          856       324         145      1,330
Goodwill                                            -    3,561            -         -         148         18
Current Liabilities                            (2,751)    (232)      (2,223)     (424)       (231)      (400)
Capital employed                                9,477    4,505        1,290       638         376     14,955
% of capital employed                              30%      14%           4%        2%          1%        49%
Capital expenditure                               374      147           33         2           4          4
Depreciation                                      242       42           42        16           3         19
Annualized Return on average capital employed
 from continuing business                          90%       -           33%       66%          -          -

(Table Continued)

                                                                                 (IN RUPESS MILLIONS)
------------------------------------------------------------------------------------------------------
                             WIPRO LIMITED -- CONSOLIDATED
 AUDITED SEGMENT WISE BUSINESS PERFORMANCE FOR THE THREE MONTHS PERIOD ENDED SEPTEMBER 30, 2002
------------------------------------------------------------------------------------------------------
                                                           CONTINUING   DISCONTINUED    WIPRO
                                                           OPERATIONS   ISP BUSINESS   LIMITED
------------------------------------------------------------------------------------------------------
REVENUE
External Sales & Services                                     10,621         -          10,621
Internal Sales & Services                                          -         -               0
TOTAL                                                         10,621         -          10,621
GROWTH IN REVENUES                                                23%        -              21%
% of total revenues                                                          -               -
PROFIT BEFORE INTEREST AND TAX (PBIT)                          2,390        (35)         2,355
GROWTH IN PBIT                                                    10%         -             10%
% of total PBIT                                                    -          -            100%
OPERATING MARGINS                                                 23%         -             22%
Interest income (net of interest
 expense Rs.6 mn)                                                165          -            165
PROFIT BEFORE TAX                                              2,555        (35)         2,520
Income Tax expense                                              (320)        13           (307)
PROFIT BEFORE EXTRAORDINARY ITEMS                              2,235        (22)         2,213
GROWTH                                                           2.5%                      2.3%
Discontinuance of ISP business  (refer note 9)                     -         17             17
PROFIT BEFORE EQUITY IN EARNINGS / (LOSSES) OF                 2,235         (5)         2,230
 AFFILIATES & MINORITY INTEREST
Equity in earnings affiliates                                     (5)                       (5)
Minority interest                                                (21)                      (21)
PROFIT AFTER TAX                                               2,209         (5)         2,204

GROWTH                                                             1%                        2%
OTHER INFORMATION
Net fixed assets                                               6,871         34          6,905
Trade receivables                                              7,665         23          7,688
Cash balances/Investments                                     14,404          -         14,404
Other assets                                                   4,835          4          4,839
Goodwill                                                       3,727          -          3,727
Current Liabilities                                           (6,261)      (211)        (6,472)
Capital employed                                              31,241        150         31,091
% of capital employed                                              -          -            100%
Capital expenditure                                                -          -            564
Depreciation                                                       -          -            364
Annualized Return on average capital employed
 from continuing business                                          -          -             31%

1. The segment report of Wipro Limited and its consolidated subsidiaries and associates has been prepared in accordance with the Accounting Standard 17 "Segment Reporting" issued by the Institute of Chartered Accountants of India.

2. The Company has three geographic segments; India, USA and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

                   GEOGRAPHY                    RS. MN
                   ---------                    ------
                   India                         3,277
                   USA                           4,739
                   Rest of the World             2,605
                   Total                        10,621

3. For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segment.

4. In accordance with Accounting Standard 21 "Consolidated Financial Statements" issued by the Institute of Chartered Accountants of India, the consolidated financial statements of Wipro Limited include the financial statements of all subsidiaries which are more than 50% owned and controlled.

5.  The company has a 49% equity interest in Wipro GE Medical Systems Limited
    (WGE), a joint venture with General Electric, USA. The joint venture agreement provides specific rights to the joint venture partners. The rights conferred to Wipro are primarily protective in nature. Therefore, in accordance with the guidance in Accounting Standard 27 "Financial Reporting of Investments in Joint Ventures" the investments in Wipro GE have been accounted for by equity method and not by proportionate consolidation method.

6. In accordance with the guidance provided in Accounting Standard 23 "Accounting for Investments in Associates in Consolidated Financial Statements" WeP Peripherals have been accounted for by equity method of accounting.

7.  Acquisition of Spectramind

    In July 2002, the Company acquired controlling equity interest in Spectramind e Services Private Limited ("Spectramind"), a leading IT-enabled service provider in India providing remote processing services to large global corporations in the US, UK, Australia and other developed markets. The shares and warrants acquired, together with shares previously held by the Company, represent 89% of the outstanding shares of Spectramind. The aggregate purchase price for the acquisition, including the cost of acquisition of the shares previously held by the Company, was Rs. 4,177 Mn. In September 2002, the company acquired an additional 3% of the outstanding shares for Rs 170 Mn. The results of operations of Spectramind are consolidated in the Company's financial statements from July 1, 2002.

    The Company has also entered into a call and put option arrangement with the management team and employees of Spectramind to acquire the unvested options. The put and call option can be exercised, at the fair market value, during the six month period commencing from 190 days from the date of exercise of the options.

    The excess of consideration paid over the book value of assets acquired has been recognized as goodwill. The details of consideration paid, book value of assets acquired and goodwill arising from the acquisition is outlined below:

                                         Rs. Mn
                                         ------
   Cash and bank balances                   161
   Net current assets                       693
   Minority interest                       (68)
   Goodwill                               3,561
                                         ------
                                          4,347
                                         ------

8.  Acquisition of GE Medical Systems Information Technologies Limited (GEMSIT)

    In August 2002, Wipro Limited acquired 60% equity interest in GE Medical Systems Information Technologies Limited (GEMSIT), an India based company engaged in the development of health care related software, and the technology rights in the business of GEMSIT from GE group for a consideration of Rs.181 Mn.

    Wipro has also entered into an agreement to acquire the 40% equity interest held by Citadel Health Limited for a consideration of US$ 2 million. The transaction is subject to certain closing precedents and has not yet been consummated.

    The excess of consideration paid over the book value of assets acquired has been recognized as goodwill. The details of consideration paid, book value of assets acquired and goodwill arising from the acquisition is outlined below:

                                       Rs. Mn
                                       ------
       Cash and bank balances             35
       Current assets                     19
       Minority interest                 (22)
       Goodwill                          148
                                       ------
                                         180
                                       ------

9. The Company was engaged in the business of providing corporate ISP services. Based on a review of this business, the company decided to discontinue the existing infrastructure based ISP business, but continue with the managed network and remote management services. Managed network and remote management services are currently being offered as part of total IT solutions. In June 2002, the management formally approved a plan to discontinue the infrastructure based corporate ISP services. The costs associated with the discontinuance including asset impairment charges and other exit costs have been reflected as extraordinary expenses.

    The customers are being transitioned to an independent service provider. The consideration payable by the service provider to the Company is dependent on the occurrence of certain contingent events. The total consideration received is Rs. 25 Mn and is adjusted against the extraordinary loss arising out of the same.

    In addition deferred consideration is receivable based on revenue generated by transferred customers over one year period. Such consideration will be determined only at a future date and will be accounted on crystallization.

10. In the earnings release made by the Company on July 19, 2002 for the three months ended June 30, 2002, the Company had recorded its share of interest of Wipro GE based on the information provided by affiliate. Subsequently, Wipro has received revised information about the affiliate where the losses were higher than those previously reported by Rs. 380 Mn. This adjustment to record incremental losses of Rs. 186 Mn, being Wipro's share, has been recorded in the consolidated financial statements for six months period ended September 30, 2002.


-------------------------------------------------------------------------------------------------------------------
                                               WIPRO LIMITED -- CONSOLIDATED
              AUDITED SEGMENT WISE BUSINESS PERFORMANCE FOR THE SIX MONTHS PERIOD ENDED SEPTEMBER 30, 2002
-------------------------------------------------------------------------------------------------------------------
                                                                           INDIA &                WIPRO
                                                    GLOBAL IT     IT        ASIAPAC   CONSUMER   HEALTHCARE
                                                    SERVICES &  ENABLED  IT SERVICES   CARE &     & LIFE
                                                     PRODUCTS  SERVICES  & PRODUCTS   LIGHTING   SCIENCES    OTHERS
-------------------------------------------------------------------------------------------------------------------
REVENUE
External Sales & Services                              13,073      421        4,018     1,465         409     499
Internal Sales & Services                                   -        -           91         -           -     (91)
TOTAL                                                  13,073      421        4,109     1,465         409     408
GROWTH IN REVENUES                                         20%                   19%      (5%)         38%
% of total revenues                                        66%       2%          21%        7%          2%      2%
PROFIT BEFORE INTEREST AND TAX (PBIT)                   4,021       87          205       239         (13)     39
GROWTH IN PBIT                                              5%                   (2%)      16%          -       -
% of total PBIT                                            88%       2%           4%        5%          0%      1%
OPERATING MARGINS                                          31%      21%           5%       16%          -       -
Interest income (net of interest expense
  Rs.14 mn)
PROFIT BEFORE TAX
Income Tax expense
PROFIT BEFORE EXTRAORDINARY ITEMS
GROWTH
Discontinuance of ISP business (net of tax
  benefit of Rs.94 mn) (refer note 9)
PROFIT BEFORE EQUITY IN EARNINGS / (LOSSES) OF
  AFFILIATES & MINORITY INTEREST
Equity in earnings affiliates
Minority interest
PROFIT AFTER TAX
Growth

(Table Continued)

                                                                      (IN RUPESS MILLIONS)
---------------------------------------------------------------------------------------------
                                  WIPRO LIMITED -- CONSOLIDATED
 AUDITED SEGMENT WISE BUSINESS PERFORMANCE FOR THE SIX MONTHS PERIOD ENDED SEPTEMBER 30, 2002
---------------------------------------------------------------------------------------------
                                                        CONTINUING   DISCONTINUED   WIPRO
                                                        OPERATIONS   ISP BUSINESS  LIMITED
---------------------------------------------------------------------------------------------
REVENUE
External Sales & Services                                  19,885            38     19,923
Internal Sales & Services                                       -             -          0
TOTAL                                                      19,885            38     19,923
GROWTH IN REVENUES                                             21%            -         19%
% of total revenues
PROFIT BEFORE INTEREST AND TAX (PBIT)                       4,578          (168)     4,410
GROWTH IN PBIT                                                  8%            -          5%
% of total PBIT
OPERATING MARGINS                                              23%            -         22%
Interest income (net of interest expense Rs.14 mn)            307             -        307
PROFIT BEFORE TAX                                           4,885          (168)     4,717
Income Tax expense                                           (611)           62       (549)
PROFIT BEFORE EXTRAORDINARY ITEMS                           4,274          (106)     4,168
GROWTH                                                       (1.4%)                   (3.2%)
Discontinuance of ISP business (net of tax
benefit of Rs.94 mn) (refer note 9)                             -          (288)      (288)
PROFIT BEFORE EQUITY IN EARNINGS / (LOSSES) OF
AFFILIATES & MINORITY INTEREST                              4,274          (394)     3,880
Equity in earnings affiliates                                (211)                    (211)
Minority interest                                             (24)                     (24)
PROFIT AFTER TAX                                            4,039          (394)     3,645
Growth                                                         (7%)                    (15%)

WIPRO LIMITED
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET

                                                                                (Rs. In 000s)
                                                            -----------------------------------------
                                                              AS OF SEPTEMBER 30,      AS OF MARCH 31,
                                                            -----------------------------------------
                                                   SCHEDULE        2002        2001            2002
-----------------------------------------------------------------------------------------------------
SOURCES OF FUNDS

SHAREHOLDERS' FUNDS

Share Capital                                         1         464,992       464,875       464,931
Share application money pending allotment (refer
note 11)                                                          6,516             -         2,399
Reserves and Surplus                                  2      29,937,420    22,021,541    25,460,163
                                                             ----------    ----------    ----------
                                                             30,408,928    22,486,416    25,927,493
                                                             ----------    ----------    ----------
LOAN FUNDS

Secured loans                                         3         510,115       216,457       254,872
Unsecured loans                                       4          61,197        53,358        60,563
MINORITY INTEREST                                               111,120             -        27,542
                                                             ----------    ----------    ----------
                                                                682,432       269,815       342,977
                                                             ----------    ----------    ----------
                      TOTAL                                  31,091,360    22,756,231    26,270,470
                                                             ----------    ----------    ----------
APPLICATION OF FUNDS

FIXED ASSETS

Goodwill on consolidation -- refer note 1                     3,727,397             -        12,670
Gross block                                           5      11,170,553    10,132,397    10,069,036
Less : Depreciation                                           5,624,541     4,623,287     4,770,280
                                                             ----------    ----------    ----------
       Net Block                                              9,273,409     5,509,110     5,311,426
Capital work-in-progress and advances                         1,358,835     1,633,275     1,164,327
                                                             ----------    ----------    ----------
                                                             10,632,244     7,142,385     6,475,753
                                                             ----------    ----------    ----------
INVESTMENTS                                           6       7,503,315       336,174     4,680,822
DEFERRED TAX ASSETS                                             440,609       141,258       421,803
CURRENT ASSETS, LOANS AND ADVANCES
Inventories                                           7         897,648     1,011,674       934,600
Sundry Debtors                                        8       7,687,792     5,700,121     6,546,160
Cash and Bank balances                                9       5,028,701     4,221,825     3,031,909
Loans and advances                                   10       5,371,507    10,113,132    10,055,275
                                                             ----------    ----------    ----------
                                                             18,985,648    21,046,752    20,567,944
                                                             ----------    ----------    ----------
CURRENT LIABILITIES AND PROVISIONS

Liabilities                                          11       5,945,937     5,401,164     5,223,455
Provisions                                           12         525,576       509,931       653,156
                                                             ----------    ----------    ----------
                                                              6,471,513     5,911,095     5,876,611
                                                             ----------    ----------    ----------

NET CURRENT ASSETS                                           12,514,135    15,135,657    14,691,333
                                                             ----------    ----------    ----------
Miscellaneous expenditure ( to the extent not
written off or adjusted)                                          1,057           757           759
                                                             ----------    ----------    ----------
                      TOTAL                                  31,091,360    22,756,231    26,270,470
                                                             ----------    ----------    ----------
Significant accounting policies and notes to         19
accounts

As per our report           For and on behalf of the Board of Directors
attached

FOR N.M. RAIJI & CO.,
Chartered Accountants

J.M GANDHI                  AZIM HASHAM PREMJI           N. VAGHUL                    B.C. PRABHAKAR
Partner                     Chairman and Managing        Director                     Director
                            Director

                            SURESH C. SENAPATY           SATISH MENON
                            Corporate Executive Vice     Corporate Vice President
                            President - Finance          -- Legal & Company

                                                         Secretary
Mumbai, October 18, 2002                                 Bangalore, October 18, 2002

WIPRO LIMITED
--------------------------------------------------------------------------------
CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                                                            (RS. IN 000S)
                                                     ----------------------------------------------------
                                            SCHEDULE SIX MONTHS ENDED SEPTEMBER 30,  YEAR ENDED MARCH 31,
                                                     ----------------------------------------------------
                                                             2002          2001                2002
---------------------------------------------------------------------------------------------------------
 INCOME
 Gross Sales and Services                              19,922,992      16,789,723        35,032,098
 LESS: Excise Duty                                        351,397         313,142           627,012
                                                       ----------      ----------        ----------
 Net Sales and Services                                19,571,595      16,476,581        34,405,086
                                                       ----------      ----------        ----------
 Other Income                                  13         671,501         747,347         1,558,236
                                                       ----------      ----------        ----------
                                                       20,243,096      17,223,928        35,963,322
                                                       ----------      ----------        ----------
 EXPENDITURE

 Cost of goods sold                            14      12,470,886      10,336,741        20,831,431
 Selling, general and administrative
 expenses                                      15       3,040,998       2,238,819         5,519,512
 Interest                                      16          13,962          14,923            29,697
                                                       ----------      ----------        ----------
                                                       15,525,846      12,590,483        26,380,640
                                                       ----------      ----------        ----------
 PROFIT BEFORE TAXATION:

 Continuing Operations                                  4,885,606       4,684,445         9,707,309
 Discontinuing Operations                                (168,356)        (51,000)         (124,627)
                                                       ----------      ----------        ----------
 TOTAL                                                  4,717,250       4,633,445         9,582,682
                                                       ----------      ----------        ----------
 PROVISION FOR TAXATION: (refer note 8)
 Continuing Operations                                    610,812         345,746           773,492
 Discontinuing Operations                                 (61,871)        (18,210)          (44,492)
                                                       ----------      ----------        ----------
 TOTAL                                                    548,941         327,536           729,000
                                                       ----------      ----------        ----------
 PROFIT FOR THE PERIOD BEFORE EXTRAORDINARY
 ITEMS:
 Continuing Operations                                  4,274,794       4,338,699         8,933,817
 Discontinuing Operations                                (106,485)        (32,790)          (80,135)
                                                       ----------      ----------        ----------
 TOTAL                                                  4,168,309       4,305,909         8,853,682
                                                       ----------      ----------        ----------
 Loss on discontinuance of
 ISP business-refer note 5                     18        (383,144)              -                 -
 Tax benefit on above                                      94,364               -                 -
                                                       ----------      ----------        ----------
 Net loss on discontinuance of ISP business             (288,780)               -                 -
                                                       ----------      ----------        ----------
 PROFIT FOR THE PERIOD BEFORE MINORITY
 INTEREST / EQUITY IN EARNINGS OF
 AFFILIATES:                                            3,879,529       4,305,909         8,853,682
                                                       ----------      ----------        ----------
 Minority Interest                                        (23,591)              -               808
 Equity in earnings / (losses) of affiliates             (210,933)              -                 -
                                                       ----------      ----------        ----------
 PROFIT FOR THE PERIOD                                  3,645,005       4,305,909         8,854,490
                                                       ----------      ----------        ----------
 EARNINGS PER SHARE ( IN RS.)

  BASIC
  On profit for the period from continuing operations       18.49           18.78             38.65
  On losses of discontinued ISP business                    (0.46)          (0.14)            (0.35)
  On extraordinary items                                    (1.25)              -                 -
  On equity in earnings of affiliates /
  minority interest                                         (1.01)              -                 -
  On profit for the period                                  15.77           18.64             38.30
  DILUTED
  On profit for the period from continuing
  operations                                                18.46           18.76             38.59
  On losses of discontinued ISP business                    (0.46)          (0.14)            (0.35)
  On extraordinary items                                    (1.25)              -                 -
  On equity in earnings of affiliates /
  minority interest                                         (1.01)              -                 -
  On profit for the period                                  15.74           18.62             38.24

  NUMBER OF SHARES
   Basic                                               31,171,372     231,021,983       231,132,500
   Diluted                                             31,526,775     231,327,985       231,534,876
Significant accounting policies and notes
to accounts                                    19

As per our report attached           For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,
Chartered Accountants

J.M GANDHI                   AZIM HASHAM PREMJI           N. VAGHUL                  B.C. PRABHAKAR
Partner                      Chairman and Managing        Director                   Director
                             Director
                             SURESH C. SENAPATY           SATISH MENON

                             Corporate Executive Vice     Corporate Vice President
                             President - Finance          -- Legal & Company
                                                          Secretary

Mumbai, October 18, 2002                                  Bangalore, October 18, 2002

WIPRO LIMITED
--------------------------------------------------------------------------------

                                                                 (Rs. In 000s, except share numbers)
                                                              --------------------------------------
                                                              AS OF SEPTEMBER 30,    AS OF MARCH 31,
                                                              -------------------------------------
                                                                   2002         2001         2002
                                                              -------------------------------------
SCHEDULE 1   SHARE CAPITAL
AUTHORISED
375,000,000 (2002: 375,000,000; 2001: 375,000,000)
Equity shares of Rs 2 each                                      750,000      750,000      750,000
2,500,000 (2002: 2,500,000; 2001: 2,500,000) 10.25%
Redeemable Cumulative Preference Shares of Rs 100 ea            250,000      250,000      250,000
                                                              -------------------------------------

                                                              1,000,000    1,000,000    1,000,000
                                                              -------------------------------------
ISSUED, SUBSCRIBED AND PAID-UP
232,496,246 (2002: 232,465,689; 2001: 232,437,689) equity
shares of Rs 2 each                                             464,992      464,875      464,931
                                                              -------------------------------------
                                                                464,992      464,875      464,931
                                                              =====================================

Notes:
1.  Of the above equity shares:

    i)    226,905,825 equity shares (2002: 226,905,825; 2001: 226,905,825), have been allotted as fully paid bonus shares by capitalization of Share Premium of Rs. 32,639 and General Reserves of Rs 421,173.

    ii)   1,325,525 equity shares (2002: 1,325,525; 2001: 1,325,525) have been allotted as fully paid-up, pursuant to a scheme of amalgamation, without payment being received in cash.

    iii) 3,162,500 shares representing 3,162,500 American Depository Receipts issued during 2000-2001 pursuant to American Depository offering by the Company.

    iv)   177,396 (2002: 146,839; 2001:4,670) equity share issued pursuant to
          Employee Stock Option Plan.

SCHEDULE 2    RESERVES AND SURPLUS

                                             AS OF                                           AS OF
                                             APRIL                                       SEPTEMBER
                                           1, 2002    ADDITIONS        DEDUCTIONS         30, 2002
                                        ----------    ---------        ----------       ----------
CAPITAL RESERVES                             9,500                              -            9,500
                                             9,500                                           9,500
                                             9,500            -                 -            9,500
                                        ----------    ---------        ----------       ----------
CAPITAL REDEMPTION RESERVE                 250,038            -                 -          250,038
                                           250,038                                         250,038
                                           250,038            -                 -          250,038
                                        ----------    ---------        ----------       ----------
SHARE PREMIUM                            6,386,235       33,133  (a)            -        6,419,368
                                         5,920,208      435,675                          6,355,883
                                         5,920,208      466,027                 -        6,386,235
                                        ----------    ---------        ----------       ----------
REVALUATION RESERVE                              -            -                 -                -
                                           890,072                         39,125  (b)     850,947
                                           890,072            -           890,072                -
                                        ----------    ---------        ----------       ----------
DEFERRED STOCK COMPENSATION                               4,401                              4,401
                                                 -            -                 -                -
                                                 -            -                 -                -
                                        ----------    ---------        ----------       ----------
INVESTMENT ALLOWANCE RESERVE                     -            -                 -                -
                                            14,500                         14,500                -
                                            14,500            -            14,500  (c)           -
                                        ----------    ---------        ----------       ----------
PROFIT & LOSS ACCOUNT                                 3,645,005                          3,645,005
                                                      4,305,909                          4,305,909
                                        ----------    ---------        ----------       ----------
GENERAL RESERVE                         18,814,390      794,718  (e)            -       19,609,108
                                        12,100,305      581,004         2,432,045  (d)  10,249,264
                                        12,100,305    9,146,130  (c)(e) 2,432,045       18,814,390
                                        ----------    ---------        ----------       ----------
                                        25,460,163    4,477,257                         29,937,420
                                        19,184,623    5,322,588         2,485,670       22,021,541
                                        19,184,623    9,612,157         3,336,617       25,460,163
                                        ==========    =========        ==========       ==========

Corresponding figures for 2001 and 2002 are given below current year's figures

a)  Rs. 33,133 (2002: 35,414; 2001:5,062) pursuant to issue of shares under
    Employee Stock Option Plan Rs. Nil (2002:Rs. 430,613; 2001: Rs. 430,613) on account of amalgamation of Wipro Net Limited with Wipro Limited.

b) Transfer to Profit and Loss account Rs. Nil (2002: Rs. 39,388; 2001: Rs. 26,101) and reduction on account of sale of revalued assets and other adjustments Rs. Nil (2002: Rs. Nil; 2001: Rs. 13,024). The net difference of Rs. 850,684 was adjusted against revaluation reserve as on March 31, 2002.

c)  Transfer to General Reserve Rs. Nil (2002: Rs. 14,500; 2001: Rs. 14,500)

d) Deficit arising on account of amalgamation of Wipro Net Limited with Wipro Limited (refer note 5 of schedule 19).

e)  Additions to General Reserves includes:

                                                    September 30, 2002  March 31, 2002    September 30, 2001
                                                    ------------------  --------------    ------------------
  Accumulated losses of subsidiaries as on
  March 31, 2001                                                         (99,274)                 (99,274)
  Write bank of diminution in value of
  investment in subsidiaries                                              108,196                  108,196
  Benefits arising on employee stock incentive plans                       55,646                   55,646
  Deferred tax assets (net) as of March 31, 2001                           47,647                   31,581
  Reserves of Wipro Equity Reward Trust as at
  March 31, 2001                                                          470,355                  470,355
  Transfer from investment allowance reserve                               14,500                   14,500
  Transfer from profit and loss account                                 8,549,060                        -
  Equity in earnings of affiliates as of March
  31, 2002:
  ---------------------------------------------
  Wipro GE medicals systems Ltd.                          771,849
  Wipro ePeripherals Ltd.                                  22,869
                                                          -------       ---------                  -------
  Total                                                   794,718       9,146,130                  581,004
                                                          -------       ---------                  -------

WIPRO LIMITED
--------------------------------------------------------------------------------

                                                                                       (Rs. In 000s)
                                                         -------------------------------------------
                                                Note        AS OF SEPTEMBER 30,      AS OF MARCH 31,
                                                         -------------------------------------------
SCHEDULE 3   SECURED LOANS                   Reference           2002          2001           2002
                                                         -------------------------------------------
FROM BANKS
Cash credit facility                             a            460,240        85,683        204,997

EXTERNAL COMMERCIAL BORROWINGS                   b                  -        60,899              -

FROM FINANCIAL INSTITUTIONS
Asset Credit Scheme                              c             48,200        68,200         48,200

DEVELOPMENT LOAN FROM GOVERNMENT OF
 KARNATAKA                                       d              1,675         1,675          1,675
                                                         ------------     ---------     ----------
                                                              510,115       216,457        254,872
                                                         ============     =========     ==========

NOTES:

a. Secured by hypothecation of stock-in trade, book debts, stores and spares, and secured/to be secured by a second mortgage over certain immovable properties.

b. Foreign currency loan secured by hypothecation of movable fixed assets in certain software development centers at Bangalore and specific plant and machinery of erstwhile Fluid Power unit.

c.  Secured by hypothecation of specific machinery / assets.

d. Secured by a pari-passu second mortgage over immovable properties at Mysore and hypothecation of movable properties other than inventories, book debts and specific equipments referred to in Note a above.


                                                         -------------------------------------------
                                                            AS OF SEPTEMBER 30,      AS OF MARCH 31,
                                                         -------------------------------------------
SCHEDULE 4   UNSECURED LOANS                                      2002         2001           2002
                                                         -------------------------------------------
FIXED DEPOSITS                                                       -          854            843

OTHER LOANS AND ADVANCES
Interest free loan from Government                              59,947       51,254         58,470
Loans from state financial institutions                          1,250        1,250          1,250
                                                         -------------    ---------     ----------
                                                                61,197       53,358         60,563
                                                         =============    =========     ==========

WIPRO LIMITED
--------------------------------------------------------------------------------
                                                                  (Rs. In 000s)


SCHEDULE 5   FIXED ASSETS
--------------------------------------------------------------------------------------------------------------------
 Particulars                            GROSS BLOCK                             PROVISION FOR DEPRECIATION
--------------------------------------------------------------------------------------------------------------------
                             AS OF      Additions  Deductions/      AS OF       AS OF    Depreciation    Deductions/
                           APRIL 1,               adjustments    SEPT 30,    APRIL 1,         for the    adjustments
                               2002                                  2002        2001          period
                        -----------    ---------- -----------  ----------  ----------    -------------   -----------
 Land                       584,916        28,789           -     613,705      5,510             1,769            -
 Buildings                1,470,580       266,469       3,037   1,734,012     93,446            22,194      (24,084)
 Railway siding                  12             -           -          12         12                 -            -
 Plant and Machinery      6,299,405       927,696     262,305   6,964,796  3,869,116           784,577      126,967
 Furniture fixture
   and equipment          1,280,868        88,692      10,405   1,359,155    601,525           114,324          (29)
 Vehicles                   420,843        91,400      25,782     486,461    189,832            45,151       11,249
 Technical Know-how          10,378             -           -      10,378      9,949               214            -
 Patents and trademark        2,034             -           -       2,034        890               135            -
                         ----------     ---------    --------  ----------  ---------       -----------   ----------
 Total                   10,069,036     1,403,046     301,529  11,170,553  4,770,280           968,364      114,103
                         ----------     ---------    --------  ----------  ---------       -----------   ----------



SCHEDULE 5   FIXED ASSETS
------------------------------------------------------------------
 Particulars                         NET BLOCK
------------------------------------------------------------------
                                  AS OF       AS OF         AS OF
                               SEPT 30,    SEPT 30,     MARCH 31,
                                   2002        2002          2002
                              ---------   ---------    ----------
 Land                             7,279     606,426      579,406
 Buildings                      139,724   1,594,288    1,377,134
 Railway siding                      12           -            -
 Plant and Machinery          4,526,726   2,438,070    2,430,289
 Furniture fixture
   and equipment                715,878     643,277      679,343
 Vehicles                       223,734     262,727      231,011
 Technical Know-how              10,163         215          429
 Patents and trademark            1,025       1,009        1,144
                              ---------  ----------    ---------
 Total                        5,624,541   5,546,012    5,298,756
                              ---------  ----------    ---------






a.   Land includes leasehold land Rs 9,978 (2002: 9,978; 2001 : Rs. 9,978)

b.   Buildings:
     i)   Includes shares worth Rs 2 (2002: Rs.2 ; 2001: Rs. 2)
     ii)  Includes leasehold land / property Rs 4,241 (2002: Rs. 4,241; 2001:
          Rs. 4,241)
     iii) Is net of depreciation during construction period.

      WIPRO LIMITED
--------------------------------------------------------------------------------------------------------------
       SCHEDULE 6 INVESTMENTS
       (RS. IN 000S EXCEPT SHARE NUMBERS AND FACE                                                    AS OF
       VALUE)                                                              AS OF SEPTEMBER 30,     MARCH 31,
                                                        --------- -------- ----------- ---------- -----------
      ALL SHARES ARE FULLY PAID UP UNLESS OTHERWISE       NUMBER   FACE        2002       2001        2002
      STATED                                                       VALUE
                                                        --------- -------- ----------- ---------- -----------

      INVESTMENTS - LONG TERM (AT COST)

      INVESTMENT IN AFFILIATES

      Wipro GE Medical Systems Ltd #                                          559,671          -           -
      WeP Peripherals Ltd                                                     118,715          -           -
                                                                           ----------  ---------  ----------
                                                                              678,386          -           -
                                                                           ----------  ---------  ----------
      INVESTMENTS IN EQUITY SHARES OF OTHER COMPANIES
      QUOTED
      TRADE INVESTMENTS

        Dynamatic Technologies Ltd                         3,732  Rs 10            66         66          66
        Rasoi Ltd                                            112  Rs 10             2          2           2
        Mannesmann Rexorth (India) Ltd                        50  Rs 10             1          1           1
        Oswal Agro Mills Ltd                                  80  Rs 10             3          3           3
        DCM Ltd (sold during the year)                        31  Rs 10             -          1           1
        DCM Shriram Industries Ltd                            55  Rs 10             2          2           2
        DCM Shriram Consolidated Ltd                          41  Rs 10             2          2           2
        Shriram Industrial Enterprises Ltd                    74  Rs 10             1          1           1
        Zensar Technologies Ltd. (sold during the
         year)                                                75  Rs 10             -          2           2
        The National Radio and Electronics Co. Ltd.
         (sold during the year)                              100  Rs 10             -          2           2
        Hindustan Lever Ltd.                               6,240  Rs 10            17         17          17
        Hindustan Motors Ltd.                                200  Rs 10             4          4           4
        Tata Engineering and Locomotive Co. Ltd.              80  Rs 10             2          2           2
        Ashok Leyland Ltd. (sold during the year)             50  Rs 10             -          1           1
        Ambalal Sarabhai Enterprises Ltd.                     42  Rs 10             1          1           1
        Nestle India Ltd. (sold during the year)             300  Rs 10             -          4           4
        Surya Roshni Ltd. (sold during the year)              87  Rs 10             -          4           4
        Cadbury India Ltd. (sold during the year)             80  Rs 10             -         10          10
        Hindustan Dor Oliver Ltd. (sold during the
         year)                                                50  Rs 10             -          5           5
        KSB Pumps Ltd.                                        50  Rs 10            11         11          11
        Britannia Industries Ltd.                            150  Rs 10            24         24          24
        Exide Industries Ltd.                                200  Rs 10            15         15          15
        Amrit Banaspati Co. Ltd.                             100  Rs 10             8          8           8
        Procter & Gamble India Ltd.                           50  Rs 10            13         13          13
        Crompton Greaves Ltd.                                 50  Rs 10             7          7           7
        Phillips (India) Ltd.                                100  Rs 10            13         13          13
        Velvette International Pharma Products Ltd.          100  Rs 10             2          2           2
        International Best Foods Ltd.                        240  Rs 10            12         12          12
        Dynamatic Technologies Ltd                           100  Rs 10             1          1           1
        HDFC Bank Ltd                                        100  Rs 10             1          1           1
                                                                           ----------  ---------  ----------
                                                                                  208        237         237
                                                                           ----------  ---------  ----------
      - UNQUOTED

      Wipro GE Medical Systems Ltd. #                  4,900,000 Rs  10             -     49,000      49,000
      Wipro Fluid Power Ltd                            1,863,520 Rs. 10             -     18,635
      Spectramind eServices Pvt. Ltd.                  6,221,741 Rs  10             -          -     144,299
      WeP Peripherals Limited                          5,460,000 Rs  10             -     54,600      54,600
      All Seasons Foods Ltd.                                 100 Rs. 10             2          2           2
      Sylantro                                          1,00,000 US$0.1           484        479         489
                                                                           ----------  ---------  ----------
                                                                                  486    122,716     248,390
                                                                           ----------  ---------  ----------
      INVESTMENTS IN PREFERENCE SHARES / DEBENTURES
      OF OTHER COMPANIES
      UNQUOTED

      Convertible preference shares in Wipro Fluid
      Power Ltd.                                         543,300  Rs. 100           -     54,330           -
      12.5% unsecured convertible debentures of Wipro
      ePeripherals Ltd.                                 4,00,000  Rs. 100           -     40,000      40,000
      Convertible preference shares in Spectramind
      eServices pvt. Ltd.                             28,760,140  Rs. 10            -          -     215,701
                                                                           ----------  ---------  ----------
                                                                                    -     94,330     255,701
                                                                           ----------  ---------  ----------
      OTHER INVESTMENTS (UNQUOTED)

      Redeemable floating rate bonds of State Bank of      2,500  Rs 1,000      2,500      2,500       2,500
      India
      Indira Vikas Patra                                                       47,952     47,952      47,952
      National Saving Certificates (held in custody                                 8
      by Andhra Pradesh Govt.)
      Bonds of GE Capital Services India                                            -     68,439           -
                                                                           ----------  ---------  ----------
                                                                               50,460    118,891      50,452
                                                                           ----------  ---------  ----------
      INVESTMENTS -- SHORT TERM:
      IN MONEY MARKET MUTUAL FUNDS

      Alliance Capital Mutual Fund (262,558 units
      redeemed during the period)                     18,192,503              261,590          -     265,910
      Pioneer ITI Mutual Fund (156,089 units redeemed
      during the period)                                 350,682              511,580          -     452,168
      Prudential ICICI Mutual Fund (88,972,087 units                                           -     924,966
      redeemed during the period)                    112,983,628            1,377,660
      HDFC Mutual Fund (70,656,612 units redeemed
      during the period)                             140,746,315            1,574,825          -     521,910
      Standard Chartered Mutual Fund (31,336,790                                               -
      units redeemed during the period)               57,510,863              647,630                230,320
      Reliance Mutual Fund (53,665,259 units
      redeemed during the period)                     47,552,497              675,740          -     505,064
      Zurich India Mutual Fund (89,079,559 units
      redeemed during the period)                     89,088,292            1,012,500          -     400,499
      Templeton India Mutual Fund                     15,246,412              221,570          -      98,842
      Cholamandalam Mutual Fund (7,717,377 units
      redeemed during the period)                              -                               -     147,389
      Kotak Mutual Fund (29,129,190 units redeemed
      during the period)                              12,401,666              145,350          -     225,154
      Birla Mutual Fund (35,080,267 units redeemed
      during the period)                              21,863,248              345,330          -     353,820
                                                                           ----------  ---------  ----------
                                                                            6,773,775          -   4,126,042
                                                                           ----------  ---------  ----------
                      Total                                                 7,503,315    336,174   4,680,822
                                                                           ==========  =========  ==========

       NOTES:

       # Equity investments in this company carry certain restrictions on transfer of shares that are normally provided for in joint venture / venture funding Agreement.

      WIPRO LIMITED
------------------------------------------------------------------------------------------------------------------
                                                                                                    (RS. IN 000S)
                                                                     ---------------------------------------------
                                                                         AS OF SEPTEMBER 30,       AS OF MARCH 31,
                                                                     ---------------------------------------------
                                                                             2002           2001            2002
                                                                     ------------- -------------- ----------------
          SCHEDULE 7 INVENTORIES

          Stores and Spares                                                34,485         41,955          31,425
          Raw Materials                                                   356,960        396,767         453,018
          Stock-in-process                                                137,569        103,937          84,722
          Finished goods                                                  368,634        469,015         365,435
                                                                     ------------   ------------   -------------
                                                                          897,648      1,011,674         934,600
                                                                     ============   ============   =============
          Basis of stock valuation:
          Raw materials, stock-in-process and stores and spares at or below cost. Finished products at cost or net realisable value, whichever is lower.

          SCHEDULE 8 SUNDRY DEBTORS
          (UNSECURED)

          Over Six Months
          Considered good                                                 669,742        632,516         686,166
          Considered doubtful                                             570,298        428,743         506,630
                                                                     ------------   ------------   -------------
                                                                        1,240,040      1,061,259       1,192,796
                                                                     ------------   ------------   -------------
          OTHERS
          Considered good                                               7,018,050      5,067,605       5,859,994
          Considered doubtful                                                 375        100,463           5,737
                                                                     ------------   ------------   -------------
                                                                        7,018,425      5,168,068       5,865,731
                                                                     ------------   ------------   -------------
          Less: Provision for doubtful debts                              570,673        529,206         512,367
                                                                     ------------   ------------   -------------
                                                                        7,687,792      5,700,121       6,546,160
                                                                     ============   ============   =============


          SCHEDULE 9 CASH AND BANK BALANCES
          CASH AND CHEQUES ON HAND                                        234,147        300,470         299,481
          BALANCES WITH SCHEDULED BANKS
          On Current account                                              926,751        776,988         588,229
          In Deposit account                                            1,142,806      1,388,678         100,295
          BALANCES WITH OTHER BANKS IN CURRENT ACCOUNT
          Midland Bank, U K                                               105,908         32,632         146,146
          Wells Fargo, U S A                                              282,563         86,894       1,081,773
          Nations Bank                                                                         -          97,627
          Deutsche Bank                                                                        -         487,942
          Societe General                                                 145,140        260,591         198,324
          Bank of America                                                  52,785         51,107          27,142
          Standard Chartered Bank                                             339              -               -
          Shanghai C&S Bank                                                   760              -               -
          Bank of Scotland                                                145,140
          Danske Bank                                                     299,569              -               -
          National City Bank                                              628,940              -               -
          Southtrust Bank                                                 512,538
          Suntrust Bank                                                   483,800
          Hongkong & Shanghai Bank                                          6,306
          Bank of Tokyo                                                    61,184
          First Chicago                                                         -        262,649             976
          Citibank                                                              -        535,920           1,949
          FCC National Bank                                                     -        263,701             976
          Chase Manhattan                                                       -        262,170           1,025
          Great Western Bank                                                   25             25              24
                                                                     ------------   ------------   -------------
                                                                        5,028,701      4,221,825       3,031,909
                                                                     ============   ============   =============
          Maximum balances during the year
          Inkom Bank, Russia                                                                                   -
          Midland Bank, U K                                                                              387,177
          Wells Fargo, U S A                                                                             986,037
          Nations Bank                                                                                    97,627
          Deutsche Bank                                                                                  487,942
          Societe General                                                                                460,378
          Bank of America                                                                                 36,958
          First Chicago                                                                                  390,806
          Citibank                                                                                       875,432
          FCC National Bank                                                                              391,739
          Chase Manhattan                                                                                421,815
          Great Western Bank                                                                                  24

      WIPRO LIMITED
------------------------------------------------------------------------------------------------------------------
                                                                                                    (RS. IN 000S)
                                                                     ---------------------------------------------
                                                                         AS OF SEPTEMBER 30,       AS OF MARCH 31,
                                                                     ---------------------------------------------
                                                                             2002           2001            2002
                                                                     ------------- -------------- ----------------
     SCHEDULE 10 LOANS AND ADVANCES
     (Unsecured, considered good unless otherwise stated)
     Advances recoverable in cash or in kind or for value to
     be received
     Considered good                                                    1,202,359      1,407,178         949,297
     Considered doubtful                                                   70,596        126,395          71,451
                                                                     ------------   ------------   -------------
                                                                        1,272,955      1,533,573       1,020,748
                                                                     ------------   ------------   -------------
     Less: Provision for doubtful advances                                 70,596        126,395          71,451
                                                                     ------------   ------------   -------------
                                                                        1,202,359      1,407,178         949,297
                                                                     ------------   ------------   -------------
     Certificate of deposits with foreign banks                         1,317,032      4,684,076       5,287,219
     Inter Corporate Deposits:
              GE Capital Services India                                   570,540      1,550,313         819,891
              Citicorp Financial services Limited                          35,335              -               -
              ICICI Limited                                                     -      1,379,100       1,245,200
                                                                     ------------   ------------   -------------
                                                                          605,875      2,929,413       2,065,091
                                                                     ------------   ------------   -------------
     Other Deposits                                                       600,099        551,791         549,089
     Advance income-tax (net of provision)                                505,685        292,186         243,485
     Balances with excise and customs                                       8,207         12,699          38,821
     Unbilled Services                                                  1,132,250        235,789         922,273
                                                                     ------------   ------------   -------------
                                                                        5,371,507     10,113,132      10,055,275
                                                                     ============   ============   =============

     Note:
     a)   Other Deposits include Rs 25,000 (2002 :Rs. 25,000; 2001: 25,000)
          security deposits for premises with a firm in which a director is Interested

     SCHEDULE 11 LIABILITIES

     Sundry Creditors                                                   2,229,974      2,181,748       2,268,027
     Unclaimed dividends                                                    1,588          1,674           1,588
     Advances from customers                                              795,051        902,032         870,030
     Other liabilities                                                  2,658,735      2,315,241       2,083,509
     Unbilled Services                                                    260,307              -               -
     Interest accrued but not due on loans                                    282            469             301
                                                                     ------------   ------------   -------------
                                                                        5,945,937      5,401,164       5,223,455
                                                                     ============   ============   =============


     SCHEDULE 12 PROVISIONS
     Employee retirement benefits                                         525,576        509,931         408,990
     Proposed dividend                                                          -              -         232,466
     Tax on proposed dividend                                                   -              -               -
     Other Provision                                                            -              -          11,700
                                                                     ------------   ------------   -------------
                                                                          525,576        509,931         653,156
                                                                     ============   ============   =============

                                                                                                  YEAR ENDED
                                                                 SIX MONTHS ENDED SEPTEMBER 30,    MARCH 31,
                                                                ----------------------------------------------
     SCHEDULE 13 OTHER INCOME                                           2002           2001            2002
                                                                --------------- -------------- ---------------
     Dividend from mutual funds                                         20,737              -         279,549
     Dividend from companies                                                 -          3,779           5,096
     Interest on debt instruments                                      126,262        460,863         753,287
     Rental Income                                                      12,772         11,285          19,227
     Profit on Sale of Investments                                     174,102              -               -
     Profit on disposal of fixed assets                                  2,819         14,869          36,251
     Difference in exchange                                            243,035        138,794         214,187
     Brand fees                                                         26,508         26,508          53,016
     Royalty                                                             5,000              -          39,344
     Provision no longer required written back                          21,494         47,672         115,354
     Miscellaneous Income                                               38,772         43,577          42,925
                                                                  ------------     ----------     -----------
                                                                       671,501        747,347       1,558,236
                                                                  ============     ==========     ===========

Notes: Tax deducted at source Rs. 49,282 (2002 : Rs. 130,897; 2001: 47,044 )

      WIPRO LIMITED
--------------------------------------------------------------------------------------------------------------
                                                                                                 (Rs. In 000s)

                                                                 SIX MONTHS ENDED SEPTEMBER 30,   YEAR ENDED
                                                                                                   MARCH 31,
                                                                ----------------------------------------------
         SCHEDULE 14 COST OF GOODS SOLD                                  2002          2001            2002
                                                                --------------- ------------------------------

         Raw materials, Finished and Process Stocks  (refer -
         schedule 17)                                                  3,867,118      3,679,771       7,952,910
         Stores & Spares                                                  83,179        195,258         184,958
         Power and Fuel                                                  171,533        173,437         322,164
         Salaries, wages and bonus                                     2,099,490      1,945,090       3,503,398
         Contribution to provident and other funds                        82,572         70,852         133,716
         Gratuity and pension                                             95,113         63,778         120,741
         Workmen and Staff welfare                                        59,930         75,807         139,388
         Insurance                                                        11,449         10,609          16,797
         Repairs to factory buildings                                      4,798          8,083          10,790
         Repairs to Plant & Machinery                                    180,954          6,162         116,510
         Rent                                                             98,956        120,540         202,116
         Rates & Taxes                                                    16,463          7,075          11,933
         Packing                                                          44,216         32,445          15,436
         Travelling and allowances                                     3,906,935      2,684,222       5,501,529
         Depreciation                                                    504,501        495,566       1,108,743
         Technical fees                                                   80,991         27,414         136,439
         Miscellaneous                                                 1,233,057        751,966       1,430,131
         Less: Capitalized                                               (70,369)       (11,334)        (76,268)
                                                                    -----------     -----------     -----------
                                                                      12,470,886     10,336,741      20,831,431
                                                                    ============    ===========     ===========

         SCHEDULE 15 SELLING GENERAL AND ADMINISTRATIVE EXPENSES

          Salaries, wages and bonus                                      597,775        438,492       1,059,461
          Contribution to provident and other funds                       19,188         12,718          34,934
          Gratuity and pension                                            27,989         13,055          33,510
          Workmen and Staff welfare                                       56,800         43,426         129,173
          Insurance                                                        2,979          1,472           6,108
          Repairs to buildings                                             6,469            274           3,781
          Rent                                                            70,904         48,164         121,202
          Rates and taxes                                                 36,462         21,456          21,764
          Carriage and freight                                            53,653         87,120         214,698
          Commission on sales                                             25,336       (40,881)         489,688
          Auditors' remuneration and expenses
               Audit fees                                                  1,669          1,506           3,522
               For certification including tax audit                           -              -             969
              Reimbursement of expenses                                      122            234             859
          Advertisement and sales promotion                              184,382        156,509         316,252
          Loss on sale of fixed assets                                     2,392            742          10,648
          Directors' fees                                                     40            742             800
          Depreciation                                                   189,083        164,173         319,495
          Travelling and allowances                                    1,113,188        699,399       1,577,051
          Communication                                                  131,958         90,180         112,765
          Provision/write off of bad debts                               102,120        204,658         265,224
          Diminution in value of investments (mutual fund units)               -              -         163,147
          Miscellaneous                                                  418,489        295,380         634,461
                                                                    -----------     -----------     -----------
                                                                       3,040,998      2,238,819       5,519,512
                                                                    ============    ===========     ===========


      WIPRO LIMITED
--------------------------------------------------------------------------------------------------------------
                                                                                                   (Rs. In 000s)

                                                                   SIX MONTHS ENDED SEPTEMBER 30,   YEAR ENDED
                                                                                                     MARCH 31,
                                                                  ----------------------------------------------
         SCHEDULE 16 INTEREST                                             2002          2001            2002
                                                                  --------------- ------------------------------

         On fixed loans                                                     3,425          5,030           9,124
         Other                                                             10,537          9,893          20,573
                                                                      -----------    -----------     -----------
                                                                           13,962         14,923          29,697
                                                                      ===========    ===========     ===========


         SCHEDULE 17 RAW MATERIALS, FINISHED AND PROCESS STOCKS

         CONSUMPTION OF RAW MATERIALS AND BOUGHT OUT COMPONENTS

          Opening stocks                                                  439,930        499,536         499,536
          Add: Purchases                                                2,154,470      1,571,462       3,720,523
          Less: Transfer on sale of undertaking                                 -              -          46,496
          Less: Closing stocks                                            356,960        396,767         439,930
                                                                      -----------    -----------     -----------
                                                                        2,237,440      1,674,231       3,733,633
                                                                      -----------    -----------     -----------
          PURCHASE OF FINISHED PRODUCTS FOR SALE                        1,685,724      1,970,187       4,206,410
                                                                      -----------    -----------     -----------

          (INCREASE)/DECREASE IN FINISHED AND PROCESS STOCKS

          Opening stock                         : In process               84,722        121,190         121,190
                                                : Finished products       365,435        487,115         487,115


         Less: Transfer  on sale of undertaking : In Process                                   -          81,002
                                                : Finished Products                            -          64,279


          Less: Closing stocks                  : In process              137,569        103,937          84,722
                                                : Finished products       368,634        469,015         365,435
                                                                      -----------    -----------     -----------
                                                                         (56,046)         35,353          12,867
                                                                      -----------    -----------     -----------
                                                                        3,867,118      3,679,771       7,952,910
                                                                      ===========    ===========     ===========



          SCHEDULE 18 NON - RECURRING / EXTRAORDINARY ITEMS

          Loss of discontinued ISP business                               383,144

                                                                      -----------    -----------     -----------
                                                                          383,144
                                                                      ===========    ===========     ===========

WIPRO LIMITED
-------------------------------------------------------------------------------
SCHEDULE --19 SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING CONVENTION

The preparation of consolidated financial statements in conformity with Indian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Basis of preparation of financial statements -

The accompanying consolidated financial statements have been prepared in accordance with Indian generally accepted accounting principles.

Principles of consolidation -

The consolidated financial statements include the financial statements of Wipro and all of its subsidiaries, which are more than 50% owned and controlled and its affiliates where the Company holds more than 20% control. All material inter-company accounts and transactions are eliminated on consolidation. The company accounts for investments by the equity method where its investment in the voting stock gives it the ability to exercise significant influence over the investee.

REVENUE RECOGNITION

o Sales include applicable sales tax unless separately charged, export incentives, and are net of discounts.

o    Sales are recognized on despatch, except in the following cases:

     - Consignment sales are recognized on receipt of statement of account from the agent

     - Sales, which are subject to detailed acceptance tests, revenue is reckoned based on milestones for billing, as provided in the contracts

     - Revenue from software development services includes revenue from time and material and fixed price contracts. Revenue from time and material contracts are recognized as related services are performed. With reference to fixed price contracts is recognized in accordance with percentage of completion method of accounting

o Export incentives are accounted on accrual basis and include estimated realizable values/benefits from special import licenses and Advance licenses.

o    Agency commission is accrued on shipment of consignment by principal.

o Maintenance revenue is considered on acceptance of the contract and is accrued over the period of the contract.

o    Other income is recognized on accrual basis.

FIXED ASSETS AND DEPRECIATION

Fixed assets were revalued in March 1997. In January 2002 the revaluation reserves were reversed against the carrying value of fixed assets. Consequently, fixed assets are now stated at historical cost less depreciation.

Interest on borrowed money allocated to and utilized for fixed assets, pertaining to the period up to the date of capitalization and other revenue expenditure incurred on new projects is capitalized. Assets acquired on hire purchase are capitalized at the gross value and interest thereon is charged to Profit and Loss account. Renewals and replacement are either capitalized or charged to revenue as appropriate, depending upon their nature and long-term utility.

In respect of leased assets, lease rentals payable during the year is charged to Profit and Loss account.

Depreciation is provided on straight line method at rates specified in Schedule XIV to the Companies Act, 1956, except on computers, furniture and fixture, office equipment, electrical installations (other than those at factories) and vehicles for which commercial rates are applied. Technical know-how is amortized over six years. In Wipro Inc, Enthink Inc and Wipro Japan KK depreciation is provided on Written Down Value method.

INVESTMENTS

Long term Investments are stated at cost and short term investments are valued at lower of cost and net realizable value. Diminution in value is provided for where the management is of the opinion that the diminution is of permanent nature.

INVENTORIES

Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Indigenously developed software products are valued at cost, which reflects their remaining economic life. Small value tools and consumables are charged to consumption on purchase. Cost is computed on weighted average basis.

PROVISION FOR RETIREMENT BENEFITS

For employees covered under group gratuity scheme of LIC, gratuity charged to Profit and Loss account is on the basis of premium demanded by LIC. Provision for gratuity (for certain category of employees) and leave benefit for employee's is determined as per actuarial valuation at the year end. Defined contributions for provident fund and pension are charged to the Profit and Loss account based on contributions made in terms of applicable schemes, after netting off the amounts rendered surplus on account of employees separated from the Company.

WIPRO LIMITED
-------------------------------------------------------------------------------

DEFERRED TAX

Tax expenses charged to Profit and Loss account is after considering deferred tax impact for the timing difference between accounting income and tax income.

FOREIGN CURRENCY TRANSACTIONS

Foreign currency transactions are recorded at the spot rate at the beginning of the concerned month. Year end balances of foreign currency assets and liabilities are restated at the closing rate/forward contract rate, as applicable. Resultant differences in respect of liabilities relating to acquisition of fixed assets are capitalized. Other differences on restatement or payment are adjusted to revenue account.

Forward premium in respect of forward exchange contracts are recognized over the life of the contract, except that premium relating to foreign currency loans for the acquisition of fixed assets are capitalized

RESEARCH AND DEVELOPMENT

Revenue expenditure on research and development is charged to Profit and Loss account and capital expenditure is shown as addition to fixed assets.

NOTES TO ACCOUNTS

For preparation of interim financial statements, the same policies, which have been followed in the most recent annual financial statements, have been followed.

     1. Goodwill arising on account of acquisition of subsidiaries and affiliates is not being amortized. Goodwill in the balance sheet represents goodwill arising on acquisition of the following:

                                                                                 (Rs. In 000s)
                  ----------------------------------------------------------------------------
                         Wipro Fluid Power Limited                                      18,271
                         Spectramind e Services Private Limited                      3,560,900
                         GE Medical Systems Information Technologies
                         Limited                                                       148,226
                                                                                   -----------
                                                                                     3,727,397
                  ----------------------------------------------------------------------------

     2.   Acquisition of Spectramind

          In July 2002, the Company acquired controlling equity interest in Spectramind e Services Private Limited ("Spectramind"), a leading IT-enabled service provider in India providing remote processing services to large global corporations in the US, UK, Australia and other developed markets. The shares and warrants acquired, together with shares previously held by the Company, represent 89% of the outstanding shares of Spectramind. The aggregate purchase price for the acquisition, including the cost of acquisition of the shares previously held by the Company, was Rs. 4,176,552. In September 2002, the company acquired an additional 3% of the outstanding shares for Rs 169,638. The results of operations of Spectramind are consolidated in the Company's financial statements from July 1, 2002.

          The Company has also entered into a call and put option arrangement with the management team and employees of Spectramind to acquire the unvested options. The put and call option can be exercised, at the fair market value, during the six month period commencing from 190 days from the date of exercise of the options.

          The excess of consideration paid over the book value of assets acquired has been recognized as goodwill. The details of consideration paid, book value of assets acquired and goodwill arising from the acquisition is outlined below:


                                                                                 (Rs. In 000s)
                  ----------------------------------------------------------------------------
                    Cash and bank balances                                             160,615
                    Net current assets                                                 692,961
                    Minority interest                                                 (68,286)
                    Goodwill                                                         3,560,900
                                                                                --------------
                                                                                     4,346,190
                  ----------------------------------------------------------------------------


     3. Acquisition of GE Medical Systems Information Technologies Limited (GEMSIT)

          In August 2002, Wipro Limited acquired 60% equity interest in GE Medical Systems Information Technologies Limited (GEMSIT), an India based company engaged in the development of health care related software, and the technology rights in the business of GEMSIT from GE group for a consideration of Rs. 180,776.

          Wipro has also entered into an agreement to acquire the 40% equity interest held by Citadel Health Limited for a consideration of US$ 2 million. The transaction is subject to certain closing precedents and has not yet been consummated.

          The excess of consideration paid over the book value of assets acquired has been recognized as goodwill. The details of consideration paid, book value of assets acquired and goodwill arising from the acquisition is outlined below:

                                                                                 (Rs. In 000s)
                  ----------------------------------------------------------------------------
                    Cash and bank balances                                              35,184
                    Current assets                                                      19,066
                    Minority interest                                                  (21,700)
                    Goodwill                                                           148,226
                                                                                --------------
                                                                                       180,776

                  ----------------------------------------------------------------------------

WIPRO LIMITED
-------------------------------------------------------------------------------

     4. The company has a 49% equity interest in Wipro GE Medical Systems Limited (WGE), a joint venture with General Electric, USA. The joint venture agreement provides specific rights to the joint venture partners. The rights conferred to Wipro are primarily protective in nature. Therefore, in accordance with the guidance in Accounting Standard 27 "Financial Reporting of Investments in Joint Ventures" the investments in Wipro GE have been accounted for by equity method and not by proportionate consolidation method.

          Investments in Wipro e Peripherals have been accounted for by equity method.

     5. The Company was engaged in the business of providing corporate ISP services. Based on a review of this business, the company decided to discontinue the existing infrastructure based ISP business, but continue with the managed network and remote management services. Managed network and remote management services are currently being offered as part of total IT solutions. In June 2002, the management formally approved a plan to discontinue the infrastructure based corporate ISP services. The costs associated with the discontinuance including asset impairment charges and other exit costs have been reflected as extraordinary expenses.

          The customers are being transitioned to an independent service provider. The consideration payable by the service provider to the Company is dependent on the occurrence of certain contingent events.

          The total consideration received is Rs. 25 Mn and is adjusted against the extraordinary loss arising out of the same.

          In addition deferred consideration is receivable based on revenue generated by transferred customers over one year period. Such consideration will be determined only at a future date and will be accounted on crystallization.

     6. During fiscal 2002, the company acquired 1,791,385 shares, representing 8% of the equity capital of Wipro Net Limited (WNL). Consequent to this investment, WNL has become a fully owned subsidiary of the Company. The board of directors of both the companies decided to amalgamate WNL into the company with effect from April 2001. Accordingly, the Karnataka High Court approved the scheme of amalgamation. The scheme of amalgamation has been given effect to in the accounts of the Company for the year ended March 31, 2002, on the pooling of interest method. The share premium of WNL is credit to Wipro Limited. The deficit of Rs. 2,432,045 arising on amalgamation as detailed below was transferred to General Reserve:

                                                                                 (Rs. In 000s)
                  ------------------------------------------------- --------  ----------------
                         Fixed Assets                                433,507
                         Net Current Assets                           71,753
                         Less: Loans                                  90,000
                         Net Tangible assets as of March 31, 2001                      415,260
                         Less: Investments in WNL by the Company                     2,416,692
                         Less: Share premium                                           430,613
                                                                               ---------------
                         Deficit transferred to General Reserve                      2,432,045
                  -------------------------------------------------- --------  ---------------

     7.   Deferred tax comprise of:                                               (Rs. In 000s)
                  ------------------------------------------------- --------  ----------------

                  Deferred tax assets:
                               Allowance for doubtful debts                             81,037
                               Property plant and equipment                             97,867
                               Employee stock incentive plan                            61,695
                               Accrued expenses                                         43,877
                               Business losses carried forward                         156,133
                                                                               ---------------
                                                                                       440,609

                  -----------------------------------------------------------  ---------------

     8.   Provision for taxation comprises of following:

          (i)  Rs. 215,098 (2002: Rs. 388,837; 2001: Rs. 108,861) in respect of foreign taxes, net of deferred tax of Rs. Nil (2002: Rs. 53,967; 2001: Rs. 53,967) and write back of provision of Rs. Nil (2002:
               87,189; 2001: Rs. 35,307) in respect of earlier year

          (ii) Rs. 237,979 (2002: 337,163; 2001: Rs. 217,175) in respect of
               Indian Income Tax, net of tax benefit from discontinued business of Rs. 156,235, net of deferred tax expense of Rs. 87,189 (2002:
               Rs. 236,120; 2001: Rs. Nil) and write back of provision of Rs.64,000 (2002: Rs. 19,921; 2001: Rs. 34,000) in respect of earlier years.

          (iii) Rs.1,500 (2002: Rs. 3,000; 2001: Rs. 1,500) in respect of Wealth
               Tax.

    WIPRO LIMITED
--------------------------------------------------------------------------------
    9.  The details of subsidiaries and affiliates are as follows -


       ---------------------------------------- ----------------------------   -------------------
       A) NAME OF THE SUBSIDIARY                COUNTRY OF INCORPORATION                 % HOLDING
           Wipro Fluid Power Limited            India                                          98%
           Wipro Inc                            USA                                           100%
           Enthink Inc                          USA                                            - *
           Wipro Japan KK                       Japan                                         100%
           Wipro Prosper Limited                India                                         100%
           Wipro Trademarks holding Limited     India                                         100%
           Wipro Welfare Limited                India                                         100%
           Wipro Healthcare IT Limited          India                                          60%
           Spectramind  eServices Limited       India                                          92%
       b) Wipro Equity Reward Trust             India                             Fully controlled
                                                                                             trust

       C) NAME OF THE AFFILIATE

           Wipro GE Medical Systems Limited     India                                          49%
           WeP Peripherals Limited              India                                       39.64%
       ---------------------------------------- ----------------------------    ------------------
         * Fully owned by Wipro Inc.

     10. Diluted EPS is calculated based on treasury stock method for ESOP outstanding.

     11. Amount received from employees on exercise of stock option, pending allotment of shares is shown as share application money pending allotment.

     12. Corresponding figures for previous periods presented have been regrouped, where necessary, to confirm to this period classification. Current period figures are not comparable with the previous period figures to the extent of WeP Peripherals Limited and Wipro GE Medical Systems Limited which are consolidated as per Accounting Standard 23 in the current period

  WIPRO LIMITED
--------------------------------------------------------------------------------
  CASH FLOW STATEMENT

                                                                                               (Rs. In 000s)
                                                         --------------------------------- -----------------
                                                          SIX MONTHS ENDED SEPTEMBER 30,      YEAR ENDED
                                                                                               MARCH 31,
                                                         ---------------------------------------------------
                                                                     2002            2001              2002
                                                         ----------------- --------------- -----------------
  CASH FLOWS FROM OPERATING ACTIVITIES:

    Profit before tax from continuing operations                4,651,082       4,633,445         9,707,309
    Adjustments to reconcile Net profit before tax and
      non recurring items to net cash provided by
      operating activities:
      Depreciation and amortization                               655,577         660,434         1,378,945
      Foreign currency translation gains                         (243,035)       (167,153)         (119,637)
      Loss of discontinued operations                                                   -          (124,627)
      Minority interest                                            23,591               -                 -
      Equity in earnings of affiliates                            259,933               -                 -
      Retirement benefits provision                                44,291         105,030            (6,413)
      Others                                                                            -           (12,676)
      Interest on borrowings                                       13,962          14,923            28,941
      Dividend / interest                                        (321,101)       (460,569)         (873,941)
      Loss / (Gain) on sale of property, plant and                 (2,819)        (14,869)          (25,603)
      equipment

  Operating cash flow before changes in working capital         5,081,481       4,771,241         9,952,298

         Trade and other receivable                              (691,259)        546,689          (236,983)
         Loans and advances                                      (371,871)       (181,079)         (745,340)
         Inventories (other than stock-in-trade land)              36,952         140,857           217,929
         Trade and other payables                                 156,964         551,240           519,631
                                                            -------------    ------------     -------------
  Net cash provided by operations                               4,212,267       5,828,948         9,707,535
  Direct taxes paid                                              (782,251)       (593,580)       (1,155,393)
                                                            -------------    ------------     -------------
  NET CASH PROVIDED BY CONTINUING OPERATIONS                    3,430,016       5,235,368         8,552,142
                                                            -------------    ------------     -------------
  NET CASH PROVIDED BY DISCONTINUING OPERATIONS                    45,071               -                 -
                                                            -------------    ------------     -------------
  NET CASH PROVIDED BY OPERATIONS                               3,475,087       5,235,368         8,552,142
                                                            -------------    ------------     -------------
  CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditure on property, plant and equipment
  (including advances)                                           (959,863)     (1,399,155)       (2,433,022)
  Proceeds from sale of property, plant and equipment              46,658          40,193           194,650
  Purchase of investments                                      (7,660,923)     (1,224,599)       (5,709,805)
  Inter Corporate deposits placed / matured                     1,459,216      (1,877,413)         (963,300)
  Certificate of Deposits with foreign banks                    3,970,187      (1,357,968)       (1,961,111)
  Sale / maturities on Investments                              5,013,220          77,026           145,468
  Payment for acquisition, net of cash acquired                (3,947,117)              -                 -
  Divided received                                                 20,737           3,779           284,645
  Interest received                                               300,364         456,790           560,355
                                                             ------------     -----------      ------------
 NET CASH USED IN INVESTING ACTIVITIES                         (1,757,521)     (5,281,347)       (9,882,120)
                                                             ------------     -----------      ------------
 CASH FLOWS FROM FINANCING ACTIVITIES:

  Proceeds from exercise of Stock Option Plan grants               33,194           5,071            35,479
  Share application money pending allotment                         4,117               -                 -
  Dividends paid                                                        -        (128,071)         (128,071)
  Proceeds from issuance / (repayment) of borrowings              241,915        (197,561)         (133,886)
                                                            -------------     -----------     -------------
  Net cash provided by/(used in) financing activities             279,226        (320,561)         (226,478)
                                                            -------------     -----------     -------------

  Net increase/(decrease) in cash and cash
  equivalents during the year                                   1,996,792        (366,540)       (1,556,456)
  Cash and cash equivalents at the beginning of the             3,031,909       4,588,365         4,588,365
  period
                                                            -------------     -----------     -------------
  Cash and cash equivalents at the end of the period            5,028,701       4,221,825         3,031,909
                                                            =============     ===========     =============

  Notes:
  Figures for previous periods presented, have been regrouped wherever necessary, to confirm to this period classification.

           For and on behalf of the Board of Directors


           AZIM HASHAM PREMJI            N. VAGHUL              B.C. PRABHAKAR
           Chairman and Managing         Director               Director
           Director

           SURESH C. SENAPATY            SATISH MENON
           Corporate Executive           Corporate Vice
           Vice President - Finance      President -- Legal &
                                         Company Secretary

                                         Bangalore, October 18, 2002

  WIPRO LIMITED
--------------------------------------------------------------------------------
                              AUDITOR'S CERTIFICATE

   We have examined the above cash flow statement of Wipro Limited -- consolidated for the six months period ended September 30, 2002. This statement is based on and in agreement with the corresponding Profit and Loss Account and Balance Sheet of the Company for the six month period ended September 30, 2002, covered by our report of even dated.

                                                      FOR N M RAIJI & CO.,
                                                     Chartered Accountants


                                                                J M GANDHI
                                                                   Partner

     Mumbai, October 18, 2002.